Filed pursuant to 424(b)(3)

Registration Statement No. 333-276257

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated May 2, 2024)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 909,090 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus contained in our Post-Effective Amendment No. 1 to Form F-1, dated May 2, 2024 (the “Prospectus”), relating to the resale of up to 909,090 ordinary shares, $0.0022 par value per share (the “Ordinary Shares”), by the selling stockholders named elsewhere in this prospectus (“Selling Stockholders”). The Ordinary Shares included in this prospectus consist of an aggregate of 909,090 Ordinary Shares underlying warrants held by each of the Selling Stockholders. The warrants are not registered for resale.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information set forth below and contained in our Report on Form 6-K, which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on June 5, 2024 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On June 4, 2024, the closing price of our Ordinary Shares was $0.1624.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 16 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 5, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE

SECURITIES EXCHANGE ACT OF 1934

For the month of June 2024

Commission File Number: 001-41639

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Mespil Business Centre, Mespil House

Sussex Road, Dublin 4, Ireland

Tel: +353-1-920-1000

(Address of Principal Executive Offices) (Zip Code)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

Adjournment of Extraordinary General Meeting

On June 4, 2024, SMX (Security Matters) Public Limited Company (the “Company”) convened its previously announced Extraordinary General Meeting of Shareholders (the “Meeting”). However, the Meeting was adjourned for one week to the same day, time and place due to a lack of quorum. Accordingly, the Meeting will be reconvened on Tuesday, June 11, 2024 at 10:00 a.m. (Eastern Time) and 3:00 p.m. (Irish Time), at Mespil Business Centre, Mespil House, Sussex Road, Dublin, 4 Ireland, D04 T4A6. (the “Adjourned Meeting”). If a quorum is not present at the Adjourned Meeting, any number of shareholders who are present in person or by proxy, or who have delivered a proxy card, will constitute a quorum, and shall be entitled to deliberate and to resolve in respect to the matters for which the Meeting was convened. Proxy cards delivered for the Meeting will be voted at the Adjourned Meeting.

Resignation of Director

On May 31, 2024, Pauline Khoo, an independent member of the Company’s Board of Directors, the Chairperson of the Company’s Audit Committee and a member of the Company’s Compensation Committee, resigned from her positions with the Company. The resignation was not because of a disagreement with the Company known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

The Company is identifying a replacement director meeting the independence requirements and audit committee requirements of the Nasdaq Stock Market, and will announce such appointment upon approval by the Board of Directors of the Company in accordance with Irish law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 5, 2024

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Chief Executive Officer